Harman International PRESS RELEASE

October 22, 2003

FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Inc. 818-893-8411
HARMAN INTERNATIONAL REPORTS RECORD EARNINGS FOR FIRST QUARTER

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record sales and earnings for the first quarter ended September 30, 2003.  Net sales for the quarter were $597.3 million, a 22 percent increase over net sales of $490.8 million in the same quarter last year.  Net income for the quarter was $19.8 million compared to $9.8 million a year ago.  Earnings per diluted share of $0.58 were double the $0.29 for the same period last year.

The Consumer Systems Group reported net sales of $490.2 million for the quarter, an increase of 26 percent over net sales of $389.8 million for the same period last year.  Professional Group net sales were $107.1 million, a 6 percent increase over net sales of $101.0 million in the prior year.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer commented:

“The Company achieved record first quarter results while continuing to make investments that strengthen our position as a leading provider of audio and infotainment systems.  During the quarter, we acquired Wavemakers and Margi Systems, two software engineering firms that add to our growing technology strength.  We also announced a two-for-one stock split subject to shareholder approval at our upcoming annual meeting.

The first quarter has provided us with a good start to the new fiscal year.  We look forward to the next three quarters."

October 22, 2003

At 4:30 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the first quarter ended September 30, 2003, and to offer management’s outlook for future periods.  To participate in the conference call, please call (888) 423-3281 or for international calls dial (651) 291-0618 prior to 4:30 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through November 5, 2003.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 702680.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol: HAR.

Note:      Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence and spending, automobile industry sales and production rates, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions and other risks detailed in the Company's filings with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(000s omitted except per share amounts)

	Three Months Ended
	September 30,
	2003	2002
	----------------	----------------
Net sales	$597,294	$490,759
Cost of sales	416,423	350,634
	----------------	----------------
Gross profit	180,871	140,125
Selling, general and administrative expenses	147,590	120,126
	----------------	----------------
Operating income	33,281	19,999
Other expenses:
Interest expense	4,890	5,909
Miscellaneous, net	536	844
	----------------	----------------
Income before income taxes	27,855	13,246
Income tax expense	8,078	3,444
	----------------	----------------
Net Income	$19,777	9,802
	---------------- ----------------	---------------- ----------------

Basic EPS	$0.61	0.30
Diluted EPS	$0.58	0.29

Shares outstanding – Basic	32,681	32,478
Shares outstanding – Diluted	34,351	33,982

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	September 30,	September 30,
	2003	2002
	----------------	----------------

ASSETS

Current assets
Cash and cash equivalents	$144,666	$66,443
Accounts receivable	370,326	327,229
Inventories	338,343	354,815
Other current assets	96,607	88,939
	-----------------	-----------------
Total current assets	949,942	837,426
	-----------------	-----------------
Property, plant and equipment, net	409,920	332,391
Goodwill	237,595	199,202
Other assets	138,107	97,187
	-----------------	-----------------
Total assets	$1,735,564	$1,466,206
	-----------------	-----------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$4,137	$ ----
Current portion of long-term debt	2,132	2,742
Accounts payable and accrued liabilities	483,379	396,242
	-----------------	-----------------
Total current liabilities	489,648	398,984
	-----------------	-----------------
Long-term debt	494,475	491,564
Other non-current liabilities	63,872	48,391
Minority interest	----	2,224
Total shareholders’ equity	687,569	525,043
	-----------------	-----------------
Total liabilities and shareholders’ equity	$1,735,564	$1,466,206
	-----------------	-----------------